CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements (Nos. 333-08886, 333-109500, 333-160511, and 333-181139) on Form S-8 of Lydall, Inc. of our report dated February 12, 2014, relating to our audit of the carve out combined financial statements of Southern Felt Company, Inc., Andrew Webron Limited, Andrew Webron Filtration Limited, Andrew Industries Textile Manufacturing Company (Shanghai) Limited, Andrew Industries Textile Manufacturing Company (Wuxi) Limited, Andrew Industries Textile Trading Company (Shanghai) Limited and Andrew Industries (Hong Kong) Limited (collectively, the Filtration Division of Andrew Industries Limited), as of and for the year ended March 31, 2013, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Atlanta, Georgia

May 2, 2014